Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-121402, 333-117624, 333-117571, 333-117552), Form S-4 (Nos. 333-130238, 333-106680, 333-102565) and Form S-8 (Nos. 333-128349, 333-11749, 333-105852 and 333-105847) of First Advantage Corporation of our report dated March 1, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

March 1, 2007